UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT,

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report	January 20, 2005
(Date of earliest event reported)	January 14, 2005

TRINITY CAPITAL CORPORATION

(Exact name of Registrant as specified in its charter)

New Mexico

(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.                  Entry into a Material Definitive Agreement

(a)                                  Date on which the agreement was entered into or amended, identity of parties to the agreement and brief description of any material relationship between the company or its affiliates and any of the parties other than in respect of the material definitive agreement or amendment

On January 14, 2005, Title Guaranty and Insurance Company (“Title Guaranty”, a wholly owned subsidiary of Trinity Capital Corporation) entered into an agreement with LandAmerica Capitol City Title Services, Inc., a New Mexico Corporation (“Capitol.”)  No material relationship existed between the company or its affiliates and Capitol prior to entering into this agreement.

The agreement also includes an agreement between Title Guaranty and LandAmerica Commonwealth Land Title (“Commonwealth”).  Title Guaranty has had an ongoing relationship with Commonwealth since May 1, 1993, where Title Guaranty is a non-exclusive agent for issuing Commonwealth title insurance policies in Los Alamos County.

(b)                                 Description of the terms and conditions of the material agreement

This agreement provides for the lease of title plant from Capitol by Title Guaranty for the purpose of conducting title insurance business in Santa Fe County.  The agreement also provides for the option of purchasing the title plant.

The term of the lease is for a period of five (5) years, commencing with the signing of the agreement.  The lease fee is $100,000 (one hundred thousand dollars).  Title Guaranty has the option to purchase the title plant from Capitol for an additional fee of $475,000 (four hundred seventy five thousand dollars) if purchased after three (3) years into the agreement; or an additional fee of $575,000 (five hundred seventy five thousand dollars) if purchased prior to the completion of three (3) years into the agreement.

Additionally, Title Guaranty agreed to issue approximately 80% (eighty per cent) of title policies that it issued in Santa Fe County (in numbers of orders) on Commonwealth policies.

Please see Exhibit 99.1 for the full agreement between the parties.

(c)                                  Exhibits.

99.1                           Title Plant Lease/Purchase and Production Services Agreement dated January 14, 2005

99.2                           Press Release dated January 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION

Dated: January 20, 2005	By:	/s/ William C. Enloe
William C. Enloe